Exhibit 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-117999, 333-66020 and 333-66024),
Post-Effective Amendment No. 10 to Form S-8 (File No. 2-55836), and Post-Effective Amendment No. 4 to Form S-3 (File No. 33-8427) of Tasty Baking Company and subsidiaries of our report dated March 25, 2005 with respect to the consolidated financial statements and financial statement schedule which appear in this Annual Report on Form 10-K, management's assessment of the effectiveness of internal control over financial reporting as of December 25, 2004 and the effectiveness of internal control over financial reporting as of December 25, 2004, which report appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 25, 2005